Exhibit 3.112

tJJe[aware PAGE 1 'Ine :first State I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A DELAWARE CORPORATION UNDER THE NAME OF "ENSCO OCEANICS COMPANY" TO A DELAWARE LIMITED LIABILITY COMPANY, CHANGING ITS NAME FROM "ENSCO OCEANICS COMPANY" TO "ENSCO OCEANICS COMPANY LLC", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF MARCH, A.D. 2010, AT 3:01 O'CLOCK P.M. 2223994 8100V 100327283 You may verify this certificate online at corp.delaware.gov/authver.shtml Jeffrey W. Bullock, Secretary of State TION: 7898466 DATE: 03-29-10

Step 46.3 (a)

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT

1. The jurisdiction where the Corporation was first formed is Delaware.

2. The jurisdiction immediately prior to filing this Certificate is Delaware.

3. The date the Corporation was first formed is March 7, 1990.

4. The name of the Corporation immediately prior to filing this Certificate is ENSCO Oceanics Company.

5. The name of the Limited Liability Company as set forth in the Certificate of Formation is ENSCO Oceanics Company LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 29TH day of MARCH 2010.

[signature]
Tom L. Rhoades
Authorized Person

F:\USERS\english\ENSCO Oceanics Company (DE)\Certificate of Conversion.03.2010

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:01 PM 03/29/2010
FILED 03:01 PM 03/29/2010
SRV 100327283 - 2223994 FILE